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                                                                   EXHIBIT 99.1



November 22, 2000                              For Further Information Contact:
                                               L. Nash Allen, Jr. (662) 680-2330


                        BANCORPSOUTH COMPLETES INVESTMENT
                             PORTFOLIO RESTRUCTURING

         TUPELO, MS - BancorpSouth, Inc. (NYSE: BXS) announced today that it has completed the previously announced restructuring of the investment portfolio acquired in connection with its August 31, 2000 merger with First United Bancshares, Inc.

         When the merger was announced on April 17, 2000, BancorpSouth projected that approximately $600 million of First United's investments would be sold with an after-tax loss of $12.4 million, or $.15 per share. The Company further projected that the sales proceeds would be reinvested with an improvement in the taxable equivalent yield of 60 basis points, or approximately $2.2 million after tax, or $.026 per diluted share.

         With the completion of the planned strategy, the after-tax loss realized, on the sale of $683 million of investment securities, principally in October 2000, was $9.7 million, or $.115 per diluted share. The net proceeds of the sale of the securities have been used either to provide short-term liquidity or have been reinvested in intermediate term investment securities with a taxable equivalent yield 86 basis points greater than the disposed securities. The net result of the restructuring is expected to enhance the Company's future net income by approximately $2.8 million or $.033 per diluted share in 2001.

         Certain statements contained in this news release may not be based on historical facts and are "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology, such as "anticipate," "believe," "estimate," expect," "may," "might," "will," "would," or "intend." These forward-looking statements include, without limitation, those relating to BancorpSouth's investment portfolio and related future net income.

         We caution you not to place undue reliance on the forward-looking statements contained in this news release in that actual results could differ materially from those indicated in such forward-looking statements, due to a variety of factors. Those factors include, but are not limited to, changes in economic conditions and government fiscal and monetary policies, fluctuations in prevailing interest rates, changes in BancorpSouth's investment strategy, BancorpSouth's ability to realize anticipated returns on its investment portfolio and other factors described from time to time in BancorpSouth's filings with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.